UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2008

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CHINA DIRECT, INC.

(Exact name of registrant as specified in its charter)

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Florida	0-26415	13-3876100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (561) 989-9171 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On February 20, 2008 our wholly owned subsidiary CDI China, Inc., a Florida corporation (“CDI China”), Excel Rise Technology Co., Ltd., a Brunei corporation and wholly owned subsidiary of our majority owned Taiyuan Changxin Magnesium Co., Ltd. subsidiary (‘Excel Rise”), and Three Harmony (Australia) Pty Ltd., an Australian company (Three Harmony”) entered into an investment agreement (the “Agreement”) to create Baotou Changxin Magnesium Co., Ltd. (“Xin Magnesium”) a new foreign investment entity (“FIE”) in the People’s Republic of China

Under the terms of the Agreement, the total registered capital of Xin Magnesium will be $13,890,000 to be funded in stages by December 31, 2008. CDI China will contribute towards registered capital $7,084,000, Excel Rise $5,547,000 and Three Harmony $1,389,000. Accordingly, CDI China will own 51% of Xin Magnesium and its corresponding percentage of Excel Rise’s 39% stake through its majority ownership of Taiyuan Changxin Magnesium Co., Ltd., the parent company of Excel Rise. Three Harmony will own the remaining 10% of the new FIE. The Agreement, in conjunction with the Xin Magnesium’s articles of incorporation, as approved by the local government, currently permits a total investment amount of $29,890,000 to be funded by the parties through operational profits and/or loans by the parties.

Xin Magnesium will engage in the production, sale and distribution of magnesium, magnesium alloys and related products. The magnesium facility currently under construction will encompass 8,492 square meters in the Shiguai district of Boatou city and is estimated to have an annual production capacity of 12,000 metric tons by June of 2008. Thereafter, management of Xin magnesium expects to increase capacity at the facility to 20,000 metric tons by June of 2009. The total government approved land use area for Xin Magnesium encompasses 123,460 square meters for potential expansion of magnesium production.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

3.1	Baotou Changxin Magnesium Co., Ltd. Articles of Association, Dated January 31, 2008

10.1	Baotou Changxin Magnesium Co., Ltd. Investment Agreement, Dated February 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 26, 2008

CHINA DIRECT, INC.

By:	/s/ David Stein
David Stein Chief Operation Officer